PROFESSIONAL AND ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT, made effective as of the 1st day of January, 2009, by and between American Safety Administrative Services, Inc., a Georgia corporation (hereinafter referred to as the "Administrator"), having its principal office in Atlanta, Georgia, and American Safety Indemnity Company, an Oklahoma corporation hereinafter referred to as the “Company”), having its principal office in Atlanta, Georgia.

WITNESSETH:

WHEREAS, the Administrator is a corporation which provides professional and administrative support services to insurance and other companies;

WHEREAS, the Company desires to retain the Administrator to provide professional and administrative support services;

WHEREAS, Administrator and the Company have agreed to enter into an Administrative Services Agreement to reflect the parties' respective rights and obligations.

NOW THEREFORE, in consideration of their respective promises and covenants hereinafter contained, the Administrator and the Company agree as follows:

A.	Administrator Authority Granted

The Administrator has been given authority to provide to the Company for the term specified herein administrative support services and access to the broad management experience of the corporate management staff of the Administrator. Such services, listed below, shall be substantially those heretofore provided by the Administrator to the Company, including without limitation, consultation in regard to general management, financial management, human resources management, legal services, regulatory services, actuarial services, audit administration, tax research and planning, and preparation of federal and state income tax returns, preparation of statutory financial statements and similar administrative services as be necessary or appropriate from time to time; provided, however, that the Administrator will provide no services directly related to the generation of income by the Company from insurance operations.

B.	Duties of the Administrator

The Administrator shall provide the following services:

1.	Accounting and Financial Services such as:
(a)	the maintenance of financial books and records reflecting the operations of the Company;

(b)	the preparation of monthly internal, unaudited financial statements for review and approval by the Company;
(c)	the preparation of quarterly and annual statutory financial statements for filing with applicable state insurance departments;
(d)	the preparation of annual budgets;
(e)	the filing of premium taxes;
(f)	coordinating the annual audit with outside audit firm;
(g)	auditing services;
(h)	actuarial services; and
(i)	tax services.
2.	Human Resources Management Services such as:

(a)	employment life cycle administration (recruitment process outsourcing, on-boarding, administration of promotion and terminations, post-separation relationship management);

(b)	training and human capital management;

(c)	payroll processing and administration;

(d)	talent development administration;

(e)	compensation administration;

(f)	workforce administration;

(g)

workforce planning, sourcing and selection, rewarding and retaining, development and counseling/ compliance and performance management, redeployment and retirement, and information vendor management; and

(h)	benefits administration.
3.	Information Technology Management Services such as:
(a)	computing infrastructure, including mainframes, distributed computing and Internet and systems integration;

(b)

software, including systems development, enterprise resource planning, software maintenance and upgrades and website development and operations; open-source software and its relationship to proprietary software and services;

(c)

services, including security, disaster recovery, project management office, help desk, e-commerce website hosting and transactions processing, security management, content management and business process management;

(d)	application maintenance and development;
(e)	system deployment and integration; and
(f)	product design.
4.	Legal and Regulatory Support Services such as:
(a)	transaction planning and advice;
(b)	assist in evaluation and initiation of all mergers and acquisitions;

(c)	litigation management;

(d)	contract drafting and administration;;

(e)	provide legal reports as directed for presentation to management

(f)	legal research;

(g)	management of outside counsel;

(h)	assist with regulatory and compliance matters;

(i)	review corporate agreements; and

(j)	procure general liability, workers' compensation, automobile, directors and officers and property insurance coverage.

5.	Marketing Services such as:

(a)	branding;

(b)	corporate communications;

(c)	advertising services;

(d)	media relations; and

(e)	customer relationship management.
6.	Consulting Services such as:
(a)

advising on a periodic basis regarding insurance or reinsurance industry customs and practices and conveying results or summaries of insurance or coinsurance surveys, research and computations, as may be requested by the Company; and

(b)	assisting in the preparation for and attending the meetings of the Company’s shareholders, directors, officers and committees.
7.	Facilities Management Services

The Administrator shall provide the Company with all facilities management services in facilities occupied by the Administrator, including but not limited to, building maintenance and security services at all of the Company’s office buildings.

8.

The Administrator will not provide any underwriting, policy issuance, claims adjusting or investment advice under this Agreement and the Company shall have sole responsibility for obtaining these services and advice at its own expense as it deems advisable.

9.

Other than as expressly authorized hereunder, the Administrator shall have no power to enter into any contract, including any insurance or reinsurance contract, on behalf of the Company unless specifically authorized by the Company to do so.

C.	Duties of the Company

The Company shall:

1.	pay to the Administrator the compensation set forth in the Cost Allocation Agreement;
2.	comply with any reasonable request for instructions which the Administrator may make in order for the Administrator to perform its duties efficiently under this Agreement; and
3.	provide or arrange to provide the services specified in this Agreement as being provided by entities other than Administrator.

D.	Termination
1.

The Company may, at its option, terminate this Agreement without liability in the event the Administrator shall fail or refuse to perform an obligation imposed upon it under the terms of this Agreement or shall, through negligence, willful misconduct or breach of duty, do any act or thing in connection with the performance of its duties under this Agreement that results in loss or liability to the Company. To such event, the Company shall furnish written notice of default to the Administrator, specifying in such notice the default giving rise to the right to terminate, and, upon the failure or refusal of the Administrator to cure such default or reimburse the Company for such loss on or before 45 days after such notice, this Agreement shall terminate. This provision shall in no way limit the remedies of the non-defaulting party to seek any and all appropriate legal or equitable relief.

2.

The Administrator may, at its option, terminate this Agreement without liability in the event the Company shall fail or refuse to perform a material obligation imposed on it under the terms of this Agreement or shall, through negligence, willful misconduct or breach of duty, do any act or thing on connection with the performance of its duties under this Agreement which results in loss to or liability of the Administrator. In such event, the Administrator shall furnish written notice of default to the Company, specifying in such notice the breach giving rise to the right to terminate, and, upon the failure or refusal or the Company to cure such default or reimburse the Administrator for such loss on or before 45 days after such notice, this Agreement shall terminate. This provision shall in no way limit the remedies of the non-defaulting party to seek any and all appropriate legal or equitable relief.

3.

Either party may, at its option, terminate this Agreement at any time without liability if the other party becomes insolvent or bankrupt or admits, in writing, its inability to pay its debts as they become due or makes an assignment for the benefit of creditors or applies for or consents to the appointment of a trustee or receiver for the major part of its property or if bankruptcy, reorganization, rearrangement, insolvency or liquidation proceedings or other proceedings for relief under any law of debtors are instituted by or against such other party and if so instituted, are consented to or not contested within 60 days after the commencement of such proceedings.

4.

Termination of this Agreement shall not relieve any party hereto of its liability for the performance of obligations imposed upon such party during the effective period of this Agreement if such obligations have not been performed or completed at the time of termination.

E.	Term
1.

The initial term (Initial Term) of this Agreement shall be from January 1, 2009, through December 31, 2009. This Agreement shall continue thereafter for successive period(s) of one year each, as hereinafter provided, unless terminated under the provisions of Section D hereof or Section E.2 below.

2.

Anything herein to the contrary notwithstanding, this Agreement in its entirety shall continue in full force and effect for a one-year period after the expiration of the Initial Term hereof, and for successive one-year periods thereafter, unless either party shall give written notice to the other on or before 90 days prior to the end of the Initial Term, or 90 days prior to the end of the then current renewal term, that it elects to terminate this Agreement.

3.

If neither party exercises its right to terminate under Section D or Section E.2 above, the compensation payable to the Administrator for successive one-year periods beyond the Initial Term shall he subject to renegotiation and mutual agreement by the parties prior to the first day of each successive one-year period. In the event the parties are unable to agree with respect to such compensation, the compensation then in effect will continue during the following term.

F.	Books and Records

The Administrator shall prepare, keep and maintain, for the duration of this Agreement and for such period thereafter as the parties shall agree, all books, records, reports, and statistics produced by it in rendering services to the Company under this Agreement. The Company shall retain the right of access to all such books, records, reports and statistics at such times during the term of this Agreement, and any renewals thereof, as reasonably requested, and after the termination of this Agreement, as the parties shall determine. All books, records, reports, statistics, data, computer programs, and information pertaining to the business and affairs of the Company is confidential information, and the ownership thereof shall at all times be and remain in the Company. The Administrator shall not disclose any data or information developed or acquired by it in the performance of its duties hereunder or the contents of any books, records, reports or other material pertaining to the business and affairs of the Company to any person not a party to this Agreement other than to American Safety Insurance Holdings, Ltd. and its subsidiaries and its affiliates without the prior written consent of the Company, unless such disclosure is in the ordinary course of the Company’s business (e.g., financial information to insurance, corporate or securities regulators and prospects).

G.	General
1.

The Company shall indemnify the Administrator for all claims, suits, judgments and damages arising out of the Administrator’s good faith efforts to implement the policies and procedures of the Company. However, such indemnification shall not arise as a result of any action or failure to act by the Administrator through its negligence, willful misconduct or breach of duty in connection with the performance of its duties under this Agreement.

2.

The Administrator agrees to indemnify the Company, or any officer or director thereof, for all losses, claims, suits, judgments, damages, liabilities or expenses incurred by the Company, or such officer or director, as a result of the Administrator’s failure or refusal to perform any obligation imposed by it under the terms of this Agreement or as a result of any action or failure to act by the Administrator through its negligence, willful misconduct or breath of duty in connection with the performance of its duties under this Agreement.

3.

In performing the services pursuant to this Agreement, the Administrator shall be acting as an independent contractor and shall not be deemed to be an agent or employee of the Company for any purposes.

4.

This Agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other party; provided, however, that the Administrator may fulfill its obligations under this Agreement by assigning responsibilities to affiliated or commonly controlled entities; or, by subcontracting for various services with third parties to the extent the Administrator deems advisable and prudent upon prior written approval of the Company, which approval shall not be unreasonably withheld.

5.

This Agreement constitutes the entire agreement between the Administrator and the Company, and it cannot be altered or amended except in writing, signed by an authorized representative of each of the parties.

6.	This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.
7.	This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

I.	Notice

Any notice or communication required or permitted to be given between the parties hereto pursuant to this Agreement shall be in writing and shall he personally delivered or mailed by first-class or certified mail, postage prepaid or by any other reasonable method ordelivery. Notices shall he addressed asfollows:

To the Administrator:

American Safety Administrative Services, Inc.

100 Galleria Parkway SE, STE. 700

Atlanta, GA 30339

Attention: Randolph L. Hutto

To the Company:

American Safety Indemnity Company

100 Galleria Parkway SE, STE. 700

Atlanta, GA 30339

Attention: Joseph Scollo

IN WITNESS WHEREOF, the parties have executed this Agreement.

Administrator

American Safety Administrative Services, Inc.

By:

Title:

Date:

Company

American Safety Indemnity Company

By:

Title:

Date: